(Form of Transfer Agency and Service Agreement previously filed the following are exhibits concerning fees.)
                       STATE STREET BANK AND TRUST COMPANY
              PLAN, TRANSFER AND DIVIDEND DISBURSING AGENT SERVICES
                                KOBRICK-HFS FUNDS

I.    ANNUAL ACCOUNT SERVICE FEES

      Per Account Fee- Daily Dividend         22.00
      Per Account Fee- Non-Daily Dividend     20.00
      Closed Account Fee                       1.80

      Minimum Fee (per Fund/Class)*
         1st  Fund                           50,000
         2nd & 3rd Funds                     36,000
         4th & 5th Funds                     30,000
         6th + Funds                         18,000

      Fees are billable on a monthly basis at the rate of 1/12th of the annual fee.
      A charge is made for an account in the month that an account opens or closes.
      Account service fees are the higher of: open account charges plus closed account charges or the fund minimum.
      Activity Based fees are included in the per account fee *Boston Financial agrees to waive 50% of the minimum fees for the first six months.

II.   CONVERSIONS & INTERFACES

      Third Party Interface                  $10,000 annually per interface*

      Conversion Fees:
      Per Account Fee                         $1.00
      Minimum (per complex)                  $25,000

      *Boston Financial agrees to waive the 3rd party interface fee for the first 12 months.

III.  IRA CUSTODIAL FEES

      Annual Maintenance                     $10.00/account

IV.   OUT-OF-POCKET EXPENSES

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      Out-of-pocket expenses include but are not limited to: confirmation statements, postage, forms, audio response, telephone, facsimilies, records retention, transcripts, microfilm, microfiche and expenses incurred at the specific direction of the fund.

V.    TERMS OF THE CONTRACT

The parties agree that this fee schedule will remain in effect for an initial period of two years from the date on which the funds commence operations. If the agreement is terminated for any reason before the end of its term, the fund and/or advisor agree to reimburse State Street or Boston Financial for any waived fees. After the initial term, the agreement will continue from year to year until it is revised as a result of negotiations initiated by either party.

These fees will be subject to an annual Cost of Living Adjustment based on regional consumer price index.


KOBRICK-HFS FUNDS               STATE STREET BANK AND TRUST CO.


By:                                 By:


Title:                              Title:


Date:                               Date:



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I.    SERVICE START-UP

      Estimated Fees                                  $3,000

      These costs are intended to cover system set-up and training materials. System set up includes the process of loading and testing tailored screens and implementing a customized download. Training expenses include the cost of preparing specific product reference materials.

II.   INBOUND TELESERVICING

      Our Service Fees and monthly minimum rate depends on the type of coverage required:

                                               Minimum*        Per Minute

      Regular Business Hours                   $3,000           $1.50
         Monday - Friday 8:00 am - 6:00 pm
      Extended Hours                           $4,000           $1.65
         Monday - Friday 8:00 am - 8:00 pm
      Seven Days/24 Hours                      $5,000           $1.80

      Boston Financial agrees to waive 50% of the minimum fees for the first six months.

III.  MARKETING REPORTS

      Source of Leads & Conversion Reports                     $125 per report
      (Nine separate marketing reports are available)

IV.   DATA ENTRY

      For all data entry of information requests that are
      not generated by telephone calls such as business
      reply, coupons, etc.                                     $1.00 per item

VI.   SPECIAL PROJECTS

      If special programming support is required to develop a need outside of our current scope of services, this will be billed at $125.00 per hour.

VI.   OUT-OF-POCKET EXPENSES

      The following expenses will be charged directly back:

      Telephone line usage charges ( 800 connect time) Fax transmissions Line charges for order transmissions to fulfillment vendor
      Forms



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      Overnight/Express Mail packages
      Travel expenses, if on-site visits are requested
      $0.50, per order fee for all orders placed in IWS Literature system Holiday rates based upon $18.00 per hour


KOBRICK-HFS FUNDS               STATE STREET BANK AND TRUST CO.


By:                                 By:


Title:                              Title:


Date:                               Date:



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